SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. 2)
SERVICE EXPERTS INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
817567100
(CUSIP Number)
Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided in
a prior cover page.
The information required in the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities
Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of
that section of the Act but shall be
subject to all other provisions of the
Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO.
817567100
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
6
6
SHARED VOTING POWER
7
SOLE DISPOSITIVE POWER
8
SHARED DISPOSITIVE POWER
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
Less Than 5% (Closing)
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item
1(a) Name of Issuer:
Service Experts Inc.
Item 1(b) Address of Issuer's
Principal Executive Offices:
1134 Murfreesboro Road
Nashville, Tennessee 37217
Item 2(a) Name of Perso
n(s) Filing:
NationsBank Corporation
Item 2(b) Address of Principal
Business Office or, if none,
Residence:
101 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
Item 2(c) Citizenship:
North Carolina Corporation
Item 2(d) Title of Class of
Securities: Common Stock
Item 2(e) CUSIP Number:
817567100
Item 3 If this statement is filed
pursuant to Rules 13d-1(b), or 13d-
2(b), check whether the person filing
is a: (a)
Broker or Dealer registered under
Section 15 of the Act
(b)
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in Section
3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment
Company Act
(e)
Investment Advisor registered under
Section 203 of the Investment
Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the
provisions of the Employee Retirement
Income Security Act of 1974 or
Endowment Fund; see Sub-section 240.13d
1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
Item 4 Ownership:
With respect to the beneficial
ownership of the reporting entity as of
12/31/97, see Items 5 through 11,
inclusive, of the respective cover
pages of this Schedule 13G applicable
to such entity which are incorporated
herein by reference.
Item 5 Ownership of Five Percent or
Less of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more than
five percent of the class of
securities, check the following
X
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
Not Applicable
Item 7 Identification and Classification
of the Subsidiary Which Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of
the Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding
company. Item 8 Identification and
Classification of Members of the Group:
Not Applicable
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect of
changing or influencing the control of
the issuer of such securities and were
not acquired in connection with or as a
participant in any transaction having
such purpose or effect. Signature
After reasonable inquiry and to the best
of my knowledge and belief, I certify
that the information set forth in this
statement is true, complete and correct.
NATIONSBANK CORPORATION
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President